UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2011

South Hertfordshire United Kingdom Fund, Ltd.
(Exact name of Registrant as specified in its charter)

Colorado	File No. 000-19889	84-1145140
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Media House, Bartley Wood Business Park, Hook,
Hampshire,
RG27 9UP, England
(Address of principal executive offices, including Zip Code)

Registrant's Telephone Number, including Area Code: + 44 1256 75 2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2011, Robert Mackenzie notified South Hertfordshire United Kingdom Fund, Ltd. (“the Partnership”) of his intention to resign as secretary and director of ntl Fawnspring Limited, the general partner (“the General Partner”) of the Partnership, to be effective on the same day. There were no disagreements between himself and the Partnership or the board of directors of the General Partner regarding the Partnership's operations, policies or practices.

To fill the vacancy resulting from Mr. Mackenzie's resignation, Joanne Tillbrook was appointed to serve as a director of the General Partner of the Partnership, effective September 16, 2011. Ms. Tillbrook, 41, is presently Senior Counsel of Virgin Media Limited and has been employed as a member of its legal department or the legal department of predecessors companies since 1999. Virgin Media Limited is the parent of the General Partner. There are no arrangements or understandings between Ms. Tillbrook and any other persons pursuant to which she was selected as a director. There are no relationships between Ms. Tillbrook and the General Partner or the Partnership that require disclosure pursuant to Item 404(a) of Regulation S-K.

Ms. Tillbrook will be entitled to indemnification by the Partnership pursuant to, and subject to the terms of, the Limited Partnership Agreement of the Partnership for actions associated with being a director of the General Partner, and by Virgin Media Inc. pursuant to, and subject to the terms of, its by-laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2011	SOUTH HERTFORDSHIRE UNITED KINGDOM FUND, LTD.

By: NTL FAWNSPRING LIMITED, its General Partner

	By:	/s/ Joanne Tillbrook
	Name:	Joanne Tillbrook
	Title:	Director